RETIREMENT AND CONSULTING AGREEMENT


     RETIREMENT AND CONSULTING AGREEMENT, dated as of January 7, 1999, by and between MBIA INC., a Connecticut corporation (the "Company"), and David H. Elliott ("Executive").

     WHEREAS, Executive is currently serving as the Chairman of the Board of Directors ("Chairman") and Chief Executive Officer of the Company;

     WHEREAS, Executive has expressed his intention to retire from employment with the Company;

     WHEREAS, Executive has provided loyal and valuable service to the Company and the Company recognizes Executive's significant contribution to the Company and its shareholders;

     WHEREAS, the Company believes that it is in its best interest to retain access to the services of Executive; and

     WHEREAS, Executive is willing to continue to provide services to the Company on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of their mutual promises, the Company and Executive agree as follows:

     1. Resignation; Continuing Board Membership. Effective as of the date hereof, Executive hereby resigns as Chief Executive Officer of the Company. Executive shall remain as Chairman of the Board of Directors and an employee of the Company ("Chairman") until the annual meeting of shareholders in 1999 (the "Chairman Service Period"), and, effective at such time, he hereby resigns (i) as Chairman, (ii) from employment with the Company and each of its subsidiaries and affiliates and (iii) from each other officer or executive position held with the Company and each directorship or officer or executive position held with each of the Company's subsidiaries or affiliates. Subject to his continued election by shareholders, Executive shall serve in the capacity as Chairman of the Executive Committee, and as a member of the Board until the end of the Consulting Period (as defined in Section 2 below) without compensation in addition to that set forth herein.

     2. Consulting Services. During the period beginning on the first day following the Chairman Service Period and continuing until the second anniversary thereof (the "Consulting Period"), Executive shall provide to the Company consulting services commensurate with his status and experience with respect to such matters as shall be reasonably requested from time to time including, without limitation, such assistance as the Board shall request in writing with respect to the transition of authority to his successor as Chief Executive Officer. Executive shall not, solely by virtue of the consulting services provided hereunder, be considered to be an officer or employee of the Company during the Consulting Period, and shall not have the power or authority to contract in the name of or bind the Company, except as may be expressly stated in a written delegation of such authority from the Board.

     3. Compensation. Except to the extent expressly otherwise provided herein, during the Chairman Service Period, Executive shall continue to be compensated on the same terms and conditions as in effect immediately prior to the date hereof. During the Consulting Period, the Company shall pay Executive an annual fee equal to the annual rate of base salary payable to Executive as of January 1, 1999. Such fees shall be paid to Executive at the same time or times and in the same number of installments as base salary is payable to the Company's senior officers. In addition to the fees described in the immediately preceding sentence, Executive shall be entitled to receive a bonus payment in respect of each of calendar years 1999 and 2000, in an amount to be determined by the Compensation and Organization Committee of the Board, but which shall in no event be less with respect to either year than the total bonus earned by Executive in respect of calendar year 1998 (as determined prior to any stock discount factor). Any such bonus amount shall be paid to Executive at the same time and subject to the same conditions upon which annual bonuses are payable to the senior officers of the Company, except the entire bonus amount shall be paid to Executive in cash with no portion payable or issuable in stock. The Company shall also reimburse Executive for such reasonable travel, lodging and other appropriate expenses incurred by Executive in the course or on account of rendering any services during either the Chairman Service Period or the Consulting Period upon submission of itemized reports consistent with good business practices. Nothing in this Agreement shall be construed to preclude Executive from receiving, in addition to the amounts payable hereunder, any other fees or compensation to which he may be entitled as a non-employee member of the Board.

     4. Employee Programs. (a) Benefits Generally. Effective as of the end of the Chairman Service Period, Executive's employment with the Company shall voluntarily terminate. Except as otherwise expressly provided below, Executive's continued participation in, or rights to receive compensation or other benefits under, any of the Company's employee benefit plans, programs or arrangements (including those

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

plans, programs or arrangements available solely for the benefit of senior executive officers) shall be governed by the terms and conditions of the applicable plan, program or arrangement. Notwithstanding the immediately preceding sentence, during the Consulting Period, Executive shall be eligible to participate in the Company's medical and dental plans on the same terms and conditions as though Executive had continued to be an employee of the Company throughout such period. In the event that the Company cannot provide such medical and dental coverage under the terms and conditions of any such plan, the Company shall provide substantially the same coverage from another source, including by providing such benefits on a self-insured basis. Following the end of the Consulting Period, Executive shall receive the same medical and dental coverage as is available under the Company's generally applicable retiree medical and dental benefit programs.

     (b) Stock Options. Notwithstanding anything else to the contrary contained in this Agreement or any agreement issued under the 1987 Stock Option Plan (the "1987 Plan"), to the extent that Executive holds any options granted pursuant to the terms of the 1987 Plan that are not exercisable as of the date hereof, each such option shall become exercisable at the same time and subject to the same conditions as though Executive had continued in the employ of the Company during the period over which any such option otherwise would have become exercisable; provided that, all of Executive's options shall become fully exercisable without any further action on the part of Executive or the Company on the last day of a period of ten consecutive days on which a Share has traded at at least $90 at any point during each such day (an "Acceleration Event"). Any options currently held by Executive may, to the extent currently exercisable or to the extent they become exercisable hereafter in accordance with the immediately preceding sentence, be exercised until the earlier of December 31, 2005 (or, if a Change of Control (as defined in the 1987 Plan) occurs during the Consulting Period, until the fifth anniversary of the end of the Consulting Period) or the expiration of the option; provided that, if an Acceleration Event occurs (and regardless of whether it has the effect of accelerating the exercisability of any of Executive's options), none of Executive's options may be exercised after the second anniversary of the Acceleration Event. To the extent any option is not exercised within the times set forth above, any such unexercised options shall be forfeited. Except as otherwise expressly provided in this Section 4(b), all of the terms and conditions of the 1987 Plan and the grants made thereunder to Executive (including, without limitation, the expiration date of such options) shall continue to be applicable. Executive will not be eligible for any new option grants after December 31, 1998.

     (c) Restricted Shares. Except as otherwise provided herein, any restricted shares awarded to Executive shall become vested at the same time and subject to the same conditions as though Executive had continued in the employ of the Company

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

during the period over which any such restricted shares would otherwise have become vested. At the end of the Consulting Period, any restricted shares that have not previously become vested shall be fully and immediately vested without any further action by any person. Except as otherwise expressly provided in this
Section 4(c), all of the terms and conditions of the such restricted stock grants made to Executive shall continue to be applicable. Executive will not be eligible for any new restricted stock grants after December 31, 1998.

     (d) Book Value Awards. The long-term incentive award based on adjusted book value (an "ABV Award") made to Executive in 1997 shall be payable in accordance with its terms as at the same time and subject to the same conditions as though Executive had continued in the employ of the Company during the period over which award would otherwise have been earned. The ABV Award made to Executive in 1998 shall be payable on a pro-rated basis as soon as practicable after the end of the Consulting Period based on the Company's adjusted book value as determined by the Company in good faith based on performance through April 30, 200 1. Except as otherwise expressly provided in this Section 4(d), all of the terms and conditions of the such ABV Awards made to Executive shall continue to be applicable. Executive will not be eligible for any new ABV Awards after December 31, 1998.

     5. Confidential Information. Without the prior written consent of the Board, and except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Executive shall not disclose to any third person any trade secrets, customer lists, product development, marketing plans, sales plans, management organization, operating policies and manuals, business plans, financial records, any information related to any of the foregoing or other financial, commercial, business or technical information related to the Company or any of its subsidiaries unless such information has been previously disclosed to the public by the Company or has become public knowledge other than by Executive's breach of this Agreement.

     6. Indemnity. The Company shall indemnify Executive for any claim arising out of or in connection with Executive's service as a member of the Board, as an officer or employee of the Company, as an officer or director of any of the Company's subsidiaries or as a consultant pursuant to the terms of this Agreement in the same manner and to the same extent as the Company or such subsidiary, as the case may be, indemnifies its then current directors, officers or employees, as the case may be.

     7. Death of Executive. If Executive dies prior to the end of the Consulting Period, the Company shall pay to Executive's legal representatives or benefici-

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

aries designated by the Executive in writing, as a death benefit (which shall be in addition to any life insurance or other death benefits otherwise available to Executive), such amounts or such benefits as would have been paid or provided by the Company to Executive under this Agreement (including the payouts described above with respect to ABV Awards) had Executive continued to provide such services for the term of this Agreement. Notwithstanding the foregoing, with respect to (i) any stock options outstanding at the date of Executive's death the provisions of the 1987 Stock Option Plan and any agreement thereunder shall determine the rights of Executive and his beneficiaries thereunder and (ii) any shares of restricted stock outstanding at the date of Executive's death, all such shares shall vest immediately upon Executive's death.

     8. Noncompetition. Executive agrees that, during the Chairman Service Period and the Consulting Period, without the prior written consent of the Company and/or its affiliates, (a) Executive will not be an owner, director, employee, officer, consultant, broker, financier, or serve in any capacity whatsoever in or for an entity that competes with the Company and (b) Executive shall not either directly or indirectly direct business away from the Company.

     9. Nonsolicitation. Executive agrees that, during the Chairman Service Period and the Consulting Period, Executive will not hire or seek to hire (whether on his own behalf or on behalf of some other person or entity) any person who is at that time an employee of the Company and/or its affiliates. Executive will not, directly or indirectly, induce or encourage any employee of the Company and/or its affiliates to leave the Company and/or its affiliates' employ.

     10. Miscellaneous. This Agreement may only be amended by a written instrument signed by the Company and Executive. This Agreement shall constitute the entire agreement between the Company and Executive with respect to the subject matter hereof. The obligations of the Company to Executive and the covenants of Executive in favor of the Company shall survive the termination of Executive's employment.

     All cash payments to be made under this Agreement shall be made net of all applicable income and employment taxes required to be withheld from such payments. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any notices to be given and any payments to be made hereunder shall be delivered in hand or sent by registered mail, return receipt requested, to the respective party at the Company's headquarters or the address noted for Executive on the Company's books and records or to such other address as either such party shall direct by written notice given in accordance with this Section 10.

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

     11. Governing Law. This Agreement shall be governed by the laws of the State of New York, without reference to the principles of conflicts of law.

     IN WITNESS, WHEREOF, the parties have executed this Agreement effective as of the day first written above.

                                               MBIA INC.

                                               By:/s/ Kevin D. Silva
                                               -------------------------------
                                               Title: S.V.P. Management Services


Witness:

---------------------------------


                                                /s/ David H. Elliott
                                                ------------------------------
                                                DAVID H. ELLIOTT

Witness:

----------------------------------

                   SUMMARY RETIREMENT AND CONSULTING AGREEMENT
                              FOR DAVID H. ELLIOTT

o Mr. Elliott will resign as Chief Executive Officer and step down as Chairman following the annual meeting of shareholders in 1999.

o Thereafter, in addition to his duties as Chairman of the Executive Committee of the Board, Mr. Elliott will provide consulting services to the Board for a period of two years, commencing May 1999, on matters suitable for his attention.

o For his consulting services, he will receive base salary on a payroll cycle basis for the 24 month consulting period at the annual rate effective on May 1, 1999.

o A performance bonus will be paid at year end in year 1999 and 2000 in the form of 100% cash at an amount subject to the Compensation and Organization Committee's discretion but no less than the total bonus (cash plus stock) earned in 1998 prior to any stock discount treatment.

o These consulting fees will be in addition to the compensation to which Mr. Elliott is otherwise entitled for his service on the Board.

o Restricted shares issued in 1996 will become fully vested and payable on December 31, 1999, in accordance with the grants three year natural vesting schedule. Restricted shares issued in 1997 and 1998 will become fully vested and payable upon the completion of the consulting period, prior to the grants' four year vesting schedule.

o The adjusted book value per share (ABV) long-term incentive awarded in 1997 will be paid out in the usual course of business in early 2001. The adjusted book value per share (ABV) long-term incentive awarded in 1998 will be prorated and paid out as cash in May 2001, based on the adjusted book value on April 30, 2001.

o All stock options granted to Mr. Elliott, including the 1998 grant, will continue to vest in accordance with the five year vesting schedule provided under the stock option plan. All outstanding stock options must be exercised by December 31, 2005, which is 24 months after the date that the 1998 grant becomes fully vested. Options that naturally expire at the end of the ten year option term will not be extended. All outstanding stock options will be forfeited after December 31, 2005.

o All outstanding options will immediately vest if during a period of ten consecutive trading days, a share has traded at least $90.00 at any point during each such trading day. Upon such an event, all outstanding options must be exercised within 24 months from the last day of the ten consecutive trading days. All outstanding stock options will be forfeited after the 24 month period.

o There will be no new restricted stock, stock option or ABV grants to Mr. Elliott after December 31, 1998.

o The terms and conditions of the Company's benefit programs, based upon his voluntary termination status will govern participation in such benefit plans. Notwithstanding the preceding sentence, during the consulting period, Mr. Elliott shall be eligible to participate in the Company's medical and dental plans on the same terms and conditions as though he had continued to be an employee of the Company throughout the period. A summary of MBIA benefit programs and participation opportunity during and after consulting period follows:

-------------------------------------------------------------------------------------------------------------
Benefit Program            Consulting Period (May 1999-May 2001)                Post-Consulting
-------------------------------------------------------------------------------------------------------------
Medical & Dental           Participation as an employee under current           Participate in plans
                           cost sharing arrangements                            as  a retiree under MBIA
                                                                                retiree program
-------------------------------------------------------------------------------------------------------------
Group Life                 Participation will cease under group plan,           No benefit under
                           may convert group policy to individual               group plan
                           policy
-------------------------------------------------------------------------------------------------------------
Split Dollar Life          MBIA premium contributions will continue             (Same as Consulting Period)
                           until  you reach age 65 (policy becomes
                           paid-up), at which time company contributions will
                           cease and company premiums paid (YTD) to policy
                           are returned to MBIA. You may then surrender
                           or retain your policy.
-------------------------------------------------------------------------------------------------------------
Group Long- term           Participation will cease as of May 1999              No benefit
Disability
-------------------------------------------------------------------------------------------------------------
Executive Long-term        Participation will cease as of May 1999              No benefit
Disability
-------------------------------------------------------------------------------------------------------------
Health Care                New contributions will cease; 90 days to             No benefit
Reimbursement Account      submit reimbursements
-------------------------------------------------------------------------------------------------------------
401(k) and                 Accounts may be kept under MBIA                      (Same as Consulting Period)
Pension Plans              program but no employee or company
                           contribution permitted (only interest
                           income on investments and transfer of
                           assets among funds)

1998 Pension               The pension contribution for 1998 will be            No further pension
Contribution               credited to you in 1999 when the annual              contributions
                           contribution is made company-wide.
-------------------------------------------------------------------------------------------------------------

                                       MBIA INC.

                                       /s/ David H. Elliott
                                       ------------------------------
                                           DAVID H. ELLIOTT

Witness:
/s/ [ILLEGIBLE]
-----------------------------
02/10/99